Exhibit 99.2

REVOLVING CREDIT AGREEMENT

dated as of

[●], 2016,

among

GULFMARK OFFSHORE, INC.,

and

GULFMARK AMERICAS, INC.

as Co-Borrowers

The Lenders Party Hereto,

and

[●],
as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

i

SCHEDULES

Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.21	-	Collateral Vessels
Schedule 3.22	-	Labor Matters
Schedule 4(d)	-	Closing Date Deliverables
Schedule 5.14	-	Post-Closing Actions
Schedule 6.01(a)	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.06(b)	-	Existing Contractual Restrictions
Schedule 6.07	-	Transactions with Affiliates

EXHIBITS
Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Promissory Note
Exhibit E	-	Form of Non-Bank Tax Certificate

REVOLVING CREDIT AGREEMENT dated as of [●], 2016 (this “Agreement”), among GULFMARK OFFSHORE, INC., a Delaware corporation (the “Parent”), GULFMARK AMERICAS, INC., a Delaware corporation (“GAI”, and collectively with Parent, the “Borrowers” and each, individually, a “Borrower”), the Lenders (as defined in Article I) and [●], as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrowers have requested that the Lenders extend credit in the form of Commitments to make Loans (such terms and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date in an aggregate principal amount of $100,000,000. A portion of the proceeds of the Loans made under such Commitments, together with the proceeds of the loans under the Term Facility Credit Agreement and cash on hand of the Borrowers are to be used by the Borrowers on the Closing Date, together with proceeds from the Equity Financing, to (i) refinance in full the obligations under the Existing Credit Agreement, (ii) to pay fees and expenses related to the Transactions and (iii) for general corporate purposes of the Borrowers and the Subsidiaries. The proceeds of Loans from and after the Closing Date are to be used solely for working capital and other general corporate purposes of the Borrowers and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Acquired EBITDA” shall mean the “EBITDA” for the Acquired Entity or Business for the Acquisition Test Period most recently ended prior to the consummation of the applicable Permitted Acquisition, which EBITDA shall be calculated on the same basis as Consolidated EBITDA is calculated for the Borrowers.

“Acquired Entity or Business” shall have the meaning assigned to such term in Section 6.04(g).

“Acquisition Test Period” of an Acquired Entity or Business, shall mean the period of four consecutive fiscal quarters of such Acquired Entity or Business most recently ended prior to the consummation of the applicable acquisition.

“Adjusted LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that if the “Adjusted LIBO Rate” as calculated above with respect to any Loan would be lower than 1.00% per annum at any time, the “Adjusted LIBO Rate” shall be deemed to be 1.00% per annum at such time.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the person specified.

“Agent Fees” shall have the meaning assigned to such term in Section 2.05(d).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Availability” shall mean, at any time, an amount equal to (a) the aggregate amount of the Commitments in effect at such time minus (b) the Aggregate Revolving Exposure at such time.

“Aggregate Revolving Exposure” shall mean, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Applicable Percentage” shall mean, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is such Lender’s Commitment at such time, and the denominator of which is the aggregate amount of the Commitments at such time (or, if the Commitments have terminated or expired, such Lender’s share of the Aggregate Revolving Exposure at such time).

“Applicable Spread” shall mean, until the eighteen-month anniversary of the Closing Date, 6.0%, and, thereafter, 7.0%.

“Appraised Value” shall mean the estimated market value arrived at on a basis acceptable to and agreed by the Administrative Agent (acting reasonably) in respect of any Collateral Vessel determined by averaging valuations addressed to the Administrative Agent by two of the Approved Brokers. Such valuations shall be prepared at the Borrowers’ expense (unless otherwise stated in this Agreement), without a physical inspection, on the basis of a sale for prompt delivery for cash at arm’s length on a charter free basis between a willing buyer and a willing seller.

“Approved Brokers” means H. Clarkson & Co. Limited, Simpson Spence & Young Shipbrokers Limited, Fearnley AS, RS Platou AS and Seabrokers Group or such other broker as may be acceptable to the Administrative Agent (acting on the instructions of the Required Lenders).

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrowers or any of the Subsidiaries to any person other than the Borrowers or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrowers or any of the Subsidiaries, other than, in the case of either clause (a) or (b), (i) sales, transfers, leases and other dispositions of (x) any property (including inventory) and (y) used, surplus, obsolete or worn-out equipment, in each case disposed of in the ordinary course of business, (ii) dispositions to Loan Parties, (iii) dispositions between or among Subsidiaries that are not Loan Parties, (iv) dispositions of cash, cash equivalents and Permitted Investments, (v) dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings, (vi) contributions of assets to joint ventures and other dispositions constituting investments, in each case to the extent permitted under Section 6.04, (vii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, nationalization or similar proceeding of, any property or asset of the Borrowers or any Subsidiary, (viii) voluntary terminations of Swap Agreements, (ix) any lease, charter, conveyance, transfer or other disposition that is an Investment permitted under Section 6.04 hereof, and (x) leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries taken as a whole.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auditors” shall mean KPMG (as current auditors) or any other firm approved in advance by the Agent acting on the instructions of the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of all of the Commitments in accordance with the terms of this Agreement.

“Available Commitment” shall mean, with respect to any Lender at any time, the aggregate amount of the Commitments of such Lender then in effect minus the aggregate principal amount of such Lender’s outstanding Revolving Loans at such time.

“Banking Services” shall mean each and any of the following bank services: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) provided to the Borrowers or any other Loan Party.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC. §§ 101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the preamble.

“Borrower Agent” shall have the meaning assigned to such term in Section 2.03(b).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Revolving Loans made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close but shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) other than the Permitted Investors shall beneficially own, directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean [●].

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Collateral Vessels.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Vessels” means, subject to the addition, substitution or release of vessels from time to time subject to the terms hereof, each of the vessels listed in Schedule 3.21.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, giving effect to (a) reductions of such commitment pursuant to Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $100,000,000.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i)     consolidated provision for tax expense;

(ii)     consolidated depreciation and amortization;

(iii)     Consolidated Interest Expense;

(iv)     impairment charges to the extent included in the income statement (including with respect to fixed assets or goodwill or other intangibles);

(v)     any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations;

(vi)     the non-cash portion of losses on disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow;

(vii)      non cash losses in relation to hedging activities; minus

(b)     without duplication:

(i)     consolidated interest income;

(ii)     the non-cash portion of gains on disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow; and

(iii)     non cash income in relation to hedging activities.

For the purposes of calculating Consolidated EBITDA for any Test Period, (i) if at any time during such Test Period (and after the Closing Date) the Parent or any of its Subsidiaries shall have made any Material Disposition (as defined below), Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Reference Period (and after the Closing Date) the Parent or any of its Subsidiaries shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto to adjustments that (A) are permitted or required by Regulation S-X as promulgated under the Securities Act of 1933, as amended, (B) have been certified by the chief financial officer of the Borrower Agent and provided the Administrative Agent is satisfied that such adjustments have been prepared in good faith and are based upon reasonable assumptions, which assumptions have been detailed in writing by the Borrower Agent or (C) are otherwise acceptable to the Administrative Agent (acting reasonably) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a person and (y) involves the payment of consideration by the Parent or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of the productive assets or an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $5,000,000.

“Consolidated Interest Expense” means, on a consolidated basis for any person for any period, without duplication, the aggregate amounts payable in cash (or, in case of capitalized interest accrued or capitalized in accordance with GAAP) with respect to such period for (a) interest expense (including that attributable to capital leases) and capitalized interest of the Parent and its Subsidiaries, determined in accordance with GAAP, and (b) mandatory dividend payments in respect of shares of capital stock to the extent the same is payable in cash during such period, but excluding, to the extent included in clauses (a) and (b) above, (i) the amortized amount of any fees and expenses associated with the consummation of any Indebtedness financing, (ii) any fees, expenses and costs associated with the renegotiation of Indebtedness, (iii) costs associated with obtaining any interest rate hedging agreements, (iv) annual agency fees paid to the Administrative Agent, and (v) fees and expenses associated with any investment, recapitalization, equity issuance or debt issuance permitted under this Agreement (whether or not consummated).

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Borrowers or any Subsidiary during such period, (b) the net loss of any such person will be included only to the extent such loss is funded in cash by the Borrowers or a Subsidiary during such period and (c) the income or loss of any person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrowers or any Subsidiary or the date that such person’s assets are acquired by the Borrowers or any Subsidiary.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Facilities” shall mean the Commitments and the extensions of credit provided for by this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date in effect, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“DNB Facility” means that certain NOK 600,000,000 Multi-Currency Revolving Credit Facility Agreement dated December 27, 2012 by and among Gulfmark Rederi AS, as borrower, the financial institutions party thereto, as lenders, and DNB Bank, ASA as arranger and agent.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean (a) a Lender, an Affiliate of any Lender or a Related Fund and (b) any commercial bank, insurance company, investment or mutual fund or other entity (in all cases, excluding any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrowers nor any Subsidiary nor any Prohibited Purchaser shall be an Eligible Assignee.

“Engagement Letter” shall mean [●].

“Environmental Laws” shall mean all applicable former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financing” shall have the meaning set forth in clause (i) of Article IV.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan as to which the PBGC has not waived the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the failure of any Plan to satisfy the “minimum funding standard” applicable to such Plan (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrowers or any ERISA Affiliate from any Multiemployer Plan; (e) the receipt by the Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA or if such termination would occur pursuant to Section 4041(c) of ERISA, or a notice to appoint a trustee to administer any Plan; (f) the receipt by the Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrowers or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) the occurrence of a “prohibited transaction” with respect to any Plan for which the Borrowers or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrowers or any such Subsidiary could otherwise be liable or (h) any Foreign Benefit Event.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Accounts” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Subsidiary” shall mean each of the following (unless otherwise designated by the Borrower Agent in a written notice to the Administrative Agent or unless such Subsidiary is a Loan Party on the Closing Date): (a) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (b) any Foreign Subsidiary Holding Company, (c) any Immaterial Subsidiary, (d) any Subsidiary to the extent that such Subsidiary is prohibited from providing a Guarantee in respect of the Obligations by (i) any provision of any agreement, instrument or other undertaking to which such Subsidiary is a party or by which it or any of its assets or property is bound existing on the later of the Closing Date or the date such person became a Subsidiary or (ii) applicable law, (e) any Foreign Subsidiary and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrowers), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee in respect of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the United States of America (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.21(a)) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.20(a), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the $300,000,000 Multicurrency Facility Agreement dated as of September 26, 2014 among Gulfmark Americas, Inc. as Original Borrower, the Parent as Original Guarantor, the financial institutions from time to time party thereto as Lenders, The Royal Bank of Scotland PLC as Agent and as Security Agent and the other parties from time to time party thereto, as amended.

“Exit Fee” shall have the meaning assigned to such term in Section 2.12(c).

“Extension” shall have the meaning assigned to such term in the definition of “Maturity Date.”

“Extension Fees” shall have the meaning assigned to such term in Section 2.05(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Unused Line Fees, Extension Fees and the Agent Fees.

“Financial Officer” shall mean the chief executive officer, chief financial officer, principal accounting officer, senior vice president – finance, treasurer or controller of any of the Borrowers; provided, however, in the event that the Borrowers do not have officers with any of the foregoing titles, “Financial Officer” shall mean officers with the responsibilities customarily associated with such titles.

“Financial Performance Covenants” shall mean the covenants set forth in Section 6.10 and 6.11.

“Fleet Report Template” shall mean the example vessel status report delivered to the Administrative Agent by the Borrowers prior to the Closing Date.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by any Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Borrower or any of the Subsidiaries, or the imposition on any Borrower or any of the Subsidiaries of any fine, excise Tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Parent is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any employee pension benefit plan that (a) is not subject to the laws of the United States, (b) that under applicable law is required to be funded through a trust or similar funding vehicle other than a trust or funding vehicle maintained by or for a Governmental Authority and (c) in respect of which any Borrower or any Subsidiary has any liability (whether actual or contingent).

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” shall mean any Domestic Subsidiary substantially all the assets of which are Equity Interests and/or Indebtedness of any Foreign Subsidiary (or other Foreign Subsidiary Holding Company) and any other assets incidental thereto; provided, that any direct or indirect parent of GulfMark Oceans, LP (or any successor thereof) shall be deemed not to be a Foreign Subsidiary Holding Company.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether at the federal, state or provincial level, and any court, governmental agency, authority, instrumentality or regulatory body exercising the powers or functions of, or pertaining to, government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Revolving Facility Guarantee and Collateral Agreement, dated as of the Closing Date, among the Borrowers, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Immaterial Subsidiary” shall mean, at any date, unless otherwise designated by the Borrower Agent in a written notice to the Administrative Agent or unless such Subsidiary is a Loan Party on the Closing Date, any Subsidiary of the Parent that, together with such Subsidiary’s consolidated Subsidiaries, (a) does not, as of the end of the most recently ended fiscal quarter, have assets with a net book value in excess of 3.0% of Total Assets and (b) did not, during the most recently ended fiscal quarter, have revenues exceeding 3.0% of the total revenues of the Parent and its consolidated Subsidiaries; provided that the aggregate net book value of assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 7.5% of Total Assets or consolidated revenues, respectively, of the Parent and its consolidated Subsidiaries, collectively, at any time (and the Borrower Agent will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such Indebtedness is recourse to such person either expressly or by operation of law. For the avoidance of doubt, Indebtedness shall not include obligations owing under any Swap Agreements or in respect of Banking Services.

“Indemnified Person” shall have the meaning assigned to such term in Section 9.05(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Indenture” shall have the meaning assigned to such term in Section 6.01(d).

“Information” shall have the meaning assigned to such term in Section 9.15.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, among the Borrowers, the other Loan Parties, the Collateral Agent and the collateral agent under the Term Facility Loan Documents.

“Interest Payment Date” shall mean the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (and, if agreed to by all of the applicable Lenders, 9 or 12 months) thereafter, as the Borrowers may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making such rates available) for Dollar deposits (as set forth on Reuters Screen LIBOR01 or, if such reference is not available, by any other service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or its successor) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” shall mean, at any time, the sum of unrestricted cash of the Parent and its Subsidiaries at such time plus the Aggregate Availability at such time.

“Loan Documents” shall mean this Agreement, the Engagement Letter, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, or condition (financial or otherwise) of the Parent and the Subsidiaries, taken as a whole, except that effects caused by changes or circumstances affecting the U.S. or global economy or capital markets in general or which are generally applicable to the industry in which the Borrowers operate, provided that such effects are not borne disproportionately by the Parent or any of its Subsidiaries, shall not be deemed to constitute a “Material Adverse Effect”; (b) a material impairment of the ability of the Borrowers and the other Loan Parties, taken as a whole, to perform any of their material payment obligations under any Loan Document to which it is a party or (c) a material impairment of the rights of or remedies, taken as a whole, of the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrowers or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” shall mean the earliest to occur of (i) the one-year anniversary of the Closing Date, provided that the Borrowers may, by written notice to the Administrative Agent, (i) elect to extend such date to the eighteen-month anniversary of the Closing Date (such election, the “First Extension”) and (ii) elect to extend such date to the two-year anniversary of the Closing Date (such election, the “Second Extension”), or (ii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, maintained, sponsored or contributed to by any Loan Party or any ERISA Affiliate and in respect of which the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale occurring on or after the Closing Date, the cash proceeds (including cash proceeds subsequently received (but only as and when received) by any Borrower or any Subsidiary by way of deferred payment of principal pursuant to a note or installment receivable or otherwise) from such Asset Sale, net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Parent’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and (A) which is required to be repaid with such proceeds or (B) to the extent such Indebtedness is required to be repaid because the asset sold is removed from a borrowing base supporting such Indebtedness (other than, in each case, any such Indebtedness assumed by the purchaser of such asset), and (b) with respect to any issuance or incurrence of Indebtedness occurring on or after the Closing Date, the cash proceeds thereof received by the Parent or any Subsidiary, net of all taxes and fees, commissions, costs, prepayment premiums and other expenses incurred in connection therewith or in connection with the use of proceeds thereof.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrowers to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees (including any Exit Fee), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual performance of all other obligations of the Borrowers and each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” shall have the meaning assigned to such term in Section 9.04(l).

“Original Financial Statements” shall mean (a) in relation to the Borrowers, the audited consolidated income statement, balance sheet and statement of cash flows of the Parent for its fiscal year ended December 31, 2015; and (b) in relation to any other Loan Party, such financial statements (if any) as may be agreed to be delivered to the Administrative Agent.

“Original Fleet Mortgage” means, collectively, the first and second priority mortgages over the Collateral Vessels entered into by the Borrowers in favor of the Revolving Facility Collateral Agent and the Collateral Agent on or about the Closing Date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)).

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(h).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit [●] to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)     investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and demand and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or Canada that has a combined capital and surplus and undivided profits at the date of acquisition thereof of not less than $500,000,000;

(d)     fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)     investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)     other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean any of the following: (i) MFP Partners, L.P., acting through its general partner MFP Investors LLC, (ii) Franklin Mutual Advisers, LLC, (iii) any Affiliate of the foregoing, (iv) any permitted transferees of the foregoing, (v) any person acting with MFP Investors, LLC or any of its Affiliates as a “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), (vi) any person acting with Franklin Mutual Advisers, LLC or any of its Affiliates as a “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) and (vii) members of the Board or the senior management team of Parent.

“Permitted Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(x)

“Permitted Subordinated Indebtedness” shall mean Indebtedness of the Parent or any Subsidiary thereof which is a Subsidiary Guarantor which:

(a)     does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is one year after the Maturity Date,

(b)     is not secured by any assets of each Borrower or any Subsidiary,

(c)     is not exchangeable or convertible into Indebtedness of each Borrower or any Subsidiary (other than Indebtedness which would qualify as “Permitted Subordinated Indebtedness” hereunder) or Disqualified Stock and

(d)     is, together with any guarantee thereof by any Subsidiary (a “Permitted Subordinated Guarantee”), subordinated to the obligations owed to the Lenders pursuant to the Loan Documents pursuant to subordination provisions that are no less favorable to the Lenders than those applicable to offerings of “high yield” subordinated debt by similar issuers of similar debt at or about the same time or pursuant to other subordination provisions on terms reasonably satisfactory to the Administrative Agent.

“Permitted Vessel Security” shall mean:

(a)     mechanic’s, materialmen’s, landlord’s, suppliers of necessaries, supplier’s and repairmen’s and similar Liens imposed by law or pursuant to customary retentions of title, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.03;

(b)     Liens on Collateral Vessels created or to be created hereunder in favor of the Collateral Agent;

(c)     Liens imposed by law for crews’ wages (including the wages of the master of the Collateral Vessel) that are either discharged in the ordinary course of business or are being contested in good faith and by appropriate proceedings diligently conducted or other acts by a Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(d)     Liens imposed by law for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Collateral Vessel, the master of the Collateral Vessel or a charterer or lessee of such Collateral Vessel, if any such Lien is being contested in good faith and by appropriate proceedings diligently conducted or other acts by a Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(e)     Liens imposed by law for damages arising from maritime torts which are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of a Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Collateral Vessel from arrest, provided that any such Lien is being contested in good faith and by appropriate proceedings or other acts by a Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien (to the extent required by GAAP) and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;

(f)     charters or subcharters permitted under this Agreement in the ordinary course of business; and

(g)      any Liens permitted under the Original Fleet Mortgage.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prohibited Purchaser” shall mean any customer or competitor of the Parent or any of the Subsidiaries that is included on a list maintained with the Administrative Agent on the Closing Date and made available to the Lenders upon request, as the same may be updated from time to time after the Closing Date at the request of the Parent and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Prohibited Purchasers” shall not include any investment bank, commercial bank, finance company, investment fund or other person which (in each case) merely has an economic interest in any customer or competitor of the Parent of any of the Subsidiaries and is not itself a direct competitor or customer of the Parent or any of the Subsidiaries.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Recapitalization Support Agreement” means the Recapitalization Support Agreement dated as of September 27, 2016 by and among the Borrowers and MFP Investors LLC and Franklin Mutual Advisers, LLC, as investment manager on behalf of certain funds and accounts.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, and (c) any Lender, as applicable.

“Refinanced Indebtedness” shall have the meaning assigned to such term in Section 6.01(x).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund or managed account that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers and employees of such person and such person’s Affiliates and the respective agents and advisors of such person acting at the direction of such person.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of all the Aggregate Revolving Exposure and unused Commitments at such time.

“Restricted Indebtedness” shall mean Indebtedness of the Parent or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property, other than dividends or distributions of Qualified Capital Stock) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Parent or on account of any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary.

“Restructuring” means the internal restructuring described in numbered paragraph 2 of the term sheet attached as Exhibit A to the Recapitalization Support Agreement.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans.

“Revolving Facility First Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and permitted assigns of each of the foregoing.

“Securities and Exchange Commission” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.

“Security Documents” shall mean the Vessel Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Similar Business” shall mean (a) any business, services or activities engaged in by the Borrowers or any Subsidiary on the Closing Date and (b) any businesses, services and activities engaged by the Borrowers or any Subsidiary that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Parent.

“Subsidiary Guarantor” shall mean each existing and each subsequently acquired or organized direct or indirect Domestic Subsidiary of the Parent other than any Excluded Subsidiary or any Subsidiary that has been released pursuant to Section 9.16, that owns one or more Collateral Vessels.

“Swap Agreements” or “Hedging Agreements” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement (including any put, call, collar or cap) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of its Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Parent or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Parent or any Subsidiary of any Equity Interest of the Parent or any Subsidiary or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest of the Parent or any Subsidiary or Restricted Indebtedness), the amount of which is determined by reference to the price or value at any time of any Equity Interest of the Parent or any Subsidiary or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Parent or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tangible Assets” shall mean Total Assets, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expense, organizational expenses and any other amounts classified as intangible assets in accordance with GAAP, of the Parent and its Subsidiaries on a consolidated basis.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, liabilities, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Group” shall mean a consolidated, affiliated, unitary, fiscal unity or similar tax group.

“Tender Offer” shall mean have the meaning assigned to such term in the Recapitalization Support Agreement.

“Term Facility Credit Agreement” shall mean the Credit Agreement dated as of [[●], 2016], among the Borrowers, the lenders from time to time party thereto, and [●], as administrative agent and as collateral agent, and any replacement thereof entered into in connection with Permitted Refinancing Indebtedness in respect thereof, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Term Facility First Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Term Facility Loan Documents” shall mean the “Loan Documents” (or any similar term) under the Term Facility Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Term Facility Loans” shall mean the “Term Loans” under the Term Facility Credit Agreement.

“Term Facility Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Test Period” shall mean, at any time, the most recent period of four consecutive fiscal quarters of the Borrowers ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or were required to be) delivered pursuant to 5,04(a) or 5.04(b), as applicable.

“Total Assets” shall mean, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and its Subsidiaries.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of Loans by the Borrowers and the use of the proceeds thereof, (c) the execution, delivery and performance by each Loan Party of each Term Facility Loan Document to which it is to be a party, the incurrence of the Term Facility Loans and the use of the proceeds thereof, (d) consummation of the Tender Offer, (e) the consummation of the Equity Financing and (f) the payment of fees and expenses by the Borrowers related to any of the foregoing.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“Unused Line Fee” shall have the meaning assigned to such term in Section 2.05(b).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Vessel Mortgages” shall mean the Original Fleet Mortgage and the mortgages, and other security documents delivered pursuant to Section 5.12 or 5.14 in respect of the Collateral Vessels.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party, the Administrative Agent, and the Collateral Agent.

“Working Capital Balance” shall mean a balance, calculated at any time, equal to the cumulative amount of (a) any prepayments of Revolving Loans pursuant to Section 2.12(a) less (b) any Borrowing (but excluding the initial Borrowing to be made on the Closing Date) of Revolving Loans pursuant to Section 2.02; provided, that the amount of any such Borrowing, for purposes solely of the calculation of the Working Capital Balance shall be capped at an amount equal to the positive Working Capital Balance immediately prior to such Borrowing, from the Closing Date to such time.

SECTION 1.02.     Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower Agent notifies the Administrative Agent that the Borrower Agent wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower Agent and the Required Lenders. Except as otherwise expressly set forth herein, any provision of this Agreement that contains a requirement for the Borrowers to be in compliance with the Financial Performance Covenants on a date that is prior to the time that the Financial Performance Covenants are otherwise applicable shall be deemed to require compliance with the levels applicable to the Financial Performance Covenants for the fiscal quarter ending December 31, 2017.

ARTICLE II

The Credits

SECTION 2.01.     Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans from time to time during the Availability Period to the Borrowers in Dollars, if, in each case after giving effect thereto:

(a)     the Revolving Exposure of such Lender would not exceed such Lender’s Commitment; and

(b)     the Aggregate Revolving Exposure would not exceed the aggregate amount of the Commitments.

SECTION 2.02.     Revolving Loans.

(a)     The Revolving Loans shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan required to be made by such other Lender). The Loans comprising any Borrowing of Revolving Loans shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the Aggregate Availability.

(b)     Each Lender may at its option make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided, that any exercise of such option shall not relieve such Lender of its obligation to make a Revolving Loan hereunder or affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement. The Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than five Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)     Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than (i) with respect to the initial Borrowing on the Closing Date, 11:00 a.m., New York City time and (ii) with respect to subsequent Borrowings, 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrowers in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)     Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available (and, for the avoidance of doubt, shall have no obligation to make available) to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable at the time to the Revolving Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.

(e)     Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Loan if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03.     Borrowing Procedures.

(a)     In order to request a Borrowing, the Borrower Agent shall notify the Administrative Agent of such request by telephone or email not later than (i) with respect to the initial Borrowing on the Closing Date, 10:00 a.m., New York City time, one Business Day before the Closing Date (or such later date on or before the Closing Date as the Administrative Agent may agree) and (ii) with respect to subsequent Borrowings, 12:00 (noon), New York City time, three Business Days before the date of the proposed Borrowing. The Administrative Agent shall promptly acknowledge each such telephonic or email Borrowing Request, each of which shall be revocable, and shall be confirmed promptly by hand delivery, electronic delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; (iii) the amount of such Borrowing; and (iv) the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no Interest Period is specified in any such Borrowing Request, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of a Borrowing Request given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

(b)     GAI hereby designates Parent as its representative and agent for all purposes under the Loan Documents (the “Borrower Agent”), including request for Loans, designation of interest rates, delivery or receipt of communications with the Administrative Agent or any Lender, preparation and delivery of reports and notices, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. Borrower Agent hereby accepts such appointment.

(c)     The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication of any kind, oral or written, delivered by Borrower Agent on behalf of any Borrowers. The Administrative Agent may give any notice or communication with a Borrowers hereunder to Borrower Agent on behalf of such Borrowers. Each of the Administrative Agent and the Lenders shall have the right, in it its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by Borrower Agent shall be binding upon and be enforceable against it.

SECTION 2.04.     Evidence of Debt; Repayment of Loans.

(a)     The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date.

(b)     [Reserved].

(c)     The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e)     Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form of Exhibit D. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.     Fees.

(a)     The Borrowers agree to pay to the Administrative Agent for the account of each Lender an upfront commitment fee (a “Commitment Fee”), in Dollars, on the Closing Date in an amount equal to 1.0% of the aggregate amount of such Lender’s Commitment as of such date.

(b)     The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused line fee (an “Unused Line Fee”), in Dollars, which shall accrue at a rate of 0.75% on the average daily amount of the Available Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Lender’s Commitment terminates. Accrued Unused Line Fees shall be payable in arrears on the last Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Unused Line Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.]

(c)     The Borrowers agree to pay to the Administrative Agent, for the account of each Lender, (i) if the First Extension becomes effective, an extension fee in Dollars on the one-year anniversary of the Closing Date in an amount equal to 2.0% of the aggregate amount of such Lender’s Commitment as of such date and (ii) if the Second Extension becomes effective, an extension fee in Dollars on the eighteen-month anniversary of the Closing Date in an amount equal to 5.0% of the aggregate amount of such Lender’s Commitment as of such date ((i) and (i), collectively, the “Extension Fees”).

(d)     The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees (the “Agent Fees”) set forth in the Engagement Letter at the times and in the amounts specified therein.

(e)     All Fees payable under this Section 2.05 shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Agent, in the case of Fees payable to an Agent) for distribution, in the case of Commitment Fees, Unused Line Fees and Extension Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.06.     Interest on Loans.

(a)     [Reserved].

(b)     Subject to the provisions of Section 2.07, the Loans comprising each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread in effect from time to time.

(c)     Interest on each Loan shall be payable in arrears on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.     Default Interest. In the event that the Borrowers shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum.

SECTION 2.08.     [Reserved].

SECTION 2.09.     Termination and Reduction of Commitments.

(a)     The Commitments shall automatically terminate on the Maturity Date.

(b)     Upon any mandatory prepayment of Loans pursuant to Section 2.13(b), the Commitments shall be automatically reduced in an amount equal to the aggregate principal amount of Loans so prepaid.

(c)     Upon at least two Business Days’ prior written or fax notice to the Administrative Agent, the Borrower Agent may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Commitments shall not be reduced to an amount that is less than the Aggregate Revolving Exposure at the time. Each notice delivered by the Borrower agent pursuant to this Section 2.09 shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower Agent may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)     Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the applicable Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.     Conversion and Continuation of Borrowings. The Borrower Agent shall have the right at any time upon prior irrevocable notice to the Administrative Agent by telephone or email not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to all or any portion of a Borrowing to another permissible Interest Period, or to continue the Interest Period applicable to such Borrowing, subject in each case to the following:

(i)     each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)     if less than all the outstanding principal amount of any Borrowing shall be converted, then the converted Borrowing shall be in an aggregate principal amount that is an integral multiple of $100,000 and both resulting Borrowings shall be in an aggregate principal amount that is not less than $1,000,000;

(iii)     there shall be no more than five Borrowings outstanding hereunder at any time;

(iv)     each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion; and

(v)     if any Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16.

The Administrative Agent shall promptly acknowledge each telephonic or email notice pursuant to this Section 2.10, and each such notice shall be confirmed promptly in writing by hand delivery, electronic delivery or fax to the Administrative Agent, shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower Agent requests be converted or continued, (ii) the date of such conversion (which shall be a Business Day) and (iii) the Interest Period with respect thereto. If the Borrower Agent shall not have given notice in accordance with this Section 2.10 to convert or continue any Borrowing, the Borrower Agent shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), be deemed to have selected an Interest Period of one month’s duration as applicable to such Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice or deemed selection given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. A conversion or continuance of a Borrowing shall not constitute a novation, repayment or re-advance of such Borrowing but shall only reflect a change in the rate or period for calculating interest on such Borrowing.

SECTION 2.11.     [Reserved].

SECTION 2.12.     Optional Prepayment.

(a)     Subject, to the extent required, to payment of the Exit Fee as set forth in paragraph (c) below, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, in accordance with the allocation provisions of Section 2.17, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b)     Each notice of prepayment shall specify (i) the prepayment date and (ii) the principal amount of each Borrowing (or portion thereof) to be prepaid. Each such notice shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under Section 2.12(a) shall be subject to Section 2.16 but otherwise without premium or penalty except as provided in Section 2.12(c) to the extent applicable. All prepayments under Section 2.12(a) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(c)     (i) Any portion of Revolving Loans that is prepaid under Section 2.12(a), 2.13(b) or Section 2.13(c) (other than (x) any prepayment under Section 2.13(c) caused by a reduction in the Commitments pursuant to Section 2.09(c) or (y) any prepayment under Section 2.12(a) if and to the extent that such prepayment does not cause the Working Capital Balance to exceed $7,500,000) and (ii) any reduction in the Commitments pursuant to Section 2.09(c), will be subject to an exit fee (the “Exit Fee”) payable by the Borrowers equal to 2.0% of the principal amount of the Revolving Loans so prepaid or of the Commitments so reduced.

SECTION 2.13.     Mandatory Prepayments.

(a)     In the event of any termination of all the Commitments, the Borrowers shall, on the date of such termination, repay or prepay all its outstanding Loans.

(b)     Not later than the fifth Business Day following the receipt of any Net Cash Proceeds in respect of any Asset Sale of Revolving Facility First Priority Collateral, the Borrowers shall apply 100% of such Net Cash Proceeds received with respect thereto, as the case may be, to prepay outstanding Revolving Loans in accordance with Section 2.13(e); provided, that such prepayment will be subject to the Exit Fee payable by the Borrowers pursuant to Section 2.12(c).

(c)     In the event and on each occasion that, as a result of any partial reduction of the Commitments or otherwise, the Aggregate Revolving Exposure exceeds the aggregate amount of the Commitments, then the Borrowers shall, on the date of such reduction, repay or prepay Revolving Loans in an amount sufficient to eliminate such excess.

(d)     All amounts required to be applied to prepay Loans pursuant to this Section 2.13 shall be allocated pro rata among the outstanding Loans and shall be applied to prepay outstanding Loans of the Lenders that accept the same, which prepayments any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrowers pursuant to this Section 2.13, to decline all (but not a portion) of its pro rata share of such prepayment. Any such mandatory prepayments that are rejected by the Lenders may be retained by the Borrowers and used for any purpose not prohibited by this Agreement.

(e)     The Borrower Agent shall deliver to the Administrative Agent, in respect of each prepayment required under this Section 2.13, (i) at the time of such prepayment, a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least two Business Days prior to such prepayment (or such shorter period as the Administrative Agent may agree in its reasonable discretion), written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid; provided, however, that, if at the time of any prepayment pursuant to Section 2.13 there shall be outstanding Borrowings with different Interest Periods, and if some but not all Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Borrowing of the accepting Lenders. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty (provided that prepayments of Borrowings under Section 2.13(b) or 2.13(c) shall be subject to Section 2.12(c)), and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14.     Reserve Requirements; Change in Circumstances.

(a)     Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Loans made by such Lender (except with respect to any (i) Indemnified Taxes or (ii) Excluded Taxes), and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

(d)     Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request; provided, further, that if such Change in Law has retroactive effect, such 120-day period shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.     [Reserved].

SECTION 2.16.     Indemnity. The Borrowers shall indemnify each Lender against any loss (excluding loss of anticipated profits) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of the Interest Period with respect to any Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Loan to be made by such Lender (including any Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrowers hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan minus (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

SECTION 2.17.     Pro Rata Treatment. Except as required under Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion or continuation of the Interest Period applicable to each Borrowing shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18.     Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the applicable Borrower in the amount of such participation.

SECTION 2.19.     Payments.

(a)     The Borrowers shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available funds in the stated currency of such obligation, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at [●]. Any payment made after 12:00 (noon), New York City time, on any Business Day shall be deemed to have been made on the next succeeding Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)     Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)     Unless the Administrative Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers do not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20.     Taxes.

(a)     Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Indemnified Tax from any such payment, the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Borrowers or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Without limiting the provisions of paragraph (a) above, the Borrowers shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender (or required to be withheld or deducted from a payment to the Administrative Agent and each Lender), as the case may be, in or in respect to any payment by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document, in each case including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20 and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Administrative Agent or a Lender (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d)     Each Lender shall severally indemnify the Administrative Agent or the Collateral Agent, as applicable, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Collateral Agent in connection with any Loan Document, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower Agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)     (i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation as reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing:

(A)     any Lender that is a not a Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     executed originals of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)     If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund or credit to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 2.20(g) the payment of which would place the Administrative Agent or such Lender, respectively, in a less favorable net after-Tax position than the Administrative Agent or such Lender, respectively, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it, in its sole discretion, deems confidential) to the Borrowers or any other person, nor shall it be construed to require the Administrative Agent or any Lender to apply for or otherwise initiate any refund contemplated in this Section 2.20.

SECTION 2.21.     Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)     In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14 or (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the affected Lender shall have received in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, subject to such assignment, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.12(c), 2.14 and 2.16); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)     If (i) any Lender shall request compensation under Section 2.14 or (ii) the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

The Borrowers each severally represent and warrant to the Administrative Agent, the Collateral Agent, and each of the Lenders on the Closing Date that:

SECTION 3.01.     Organization; Powers. As of the Closing Date, the Parent and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own or lease its property and assets and to carry on its business as now conducted except where the failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

SECTION 3.02.     Authorization. The Transactions (a) have been duly authorized by all requisite corporate or limited liability company, as applicable, and, if required, stockholder or member, as applicable, action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to any Loan Party, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other instrument except, in the case of each of clauses (i) and (ii), where such violation, breach or default could not reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than any Liens created under the Security Documents) or under any Term Facility Loan Document.

SECTION 3.03.     Enforceability. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.04.     Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) the recordation of the Vessel Mortgages and (c) such as have been made or obtained and are in full force and effect or where the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.     Financial Statements. The Parent has heretofore furnished to the Lenders its combined or consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows (i) for the fiscal year ended December 31, 2015, audited and accompanied by the opinion of the Auditors, independent public accountants, and (ii) as of and for each fiscal quarter subsequent to December 31, 2015, ended at least 45 days before the Closing Date, each certified by a Financial Officer. Such financial statements present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Parent and its consolidated subsidiaries as of such dates and for such periods (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes). Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Parent and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).

SECTION 3.06.     No Material Adverse Change. Since September 30, 2016, no event has occurred that has had, or that could reasonably be expected to have had, a Material Adverse Effect.

SECTION 3.07.     Title to Properties; Possession Under Leases. As of the Closing Date, each of the Parent and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except, in each case, where the failure to have such good and valid title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

SECTION 3.08.     Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Parent therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Parent, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and any Term Facility Loan Document or otherwise permitted under Section 6.02).

SECTION 3.09.     Litigation; Compliance with Laws.

(a)     Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened against the Borrowers or any Subsidiary or any property of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)     As of the Closing Date, none of the Borrowers or any of the Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including the FCPA, the USA PATRIOT Act or any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.     Agreements. As of the Closing Date, none of the Borrowers or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness owed to a third party, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.     Federal Reserve Regulations.

(a)     None of the Borrowers or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)     No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.     Investment Company Act. None of the Borrowers or any Subsidiary is an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 3.13.     Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 5.08.

SECTION 3.14.     Tax Returns. Each of the Borrowers and the Subsidiaries has timely (taking into account any valid extensions) filed or caused to be filed all Federal and all material state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all material Taxes due, payable or remittable by it and all material assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrowers or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, (b) Taxes regarding which the Parent or the Subsidiaries have accrued reserves as required in accordance with GAAP, or (c) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.     No Material Misstatements. No written information, report, financial statement, exhibit or schedule (excluding the projections, forecasts or other forward-looking information and financial information referred to below) furnished by or on behalf of the Borrowers or the Subsidiaries to the Administrative Agent, the Collateral Agent or any Lender in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date the same was or is furnished any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking information or information of a general economic nature, the Borrowers represent only that such materials are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, in light of the circumstances under which they were made and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts and projections as to future events are not guarantees of future performance, and that actual results during the period or periods covered by any projections may differ from such projected results and such differences may be material).

SECTION 3.16.     Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur in relation to each Loan Party that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would result in a Material Adverse Effect.

SECTION 3.17.     Environmental Matters. Except as set forth on Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.18.     Insurance. Schedule 3.18 sets forth a true and correct description of all material insurance (excluding title insurance) maintained by the Parent or its Subsidiaries, or by any of the Borrowers for its Subsidiaries, as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums for which payment is due have been duly paid. The Parent and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with Section 5.02.

SECTION 3.19.     Security Documents.

(a)     The Security Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and the steps described by Sections [4.04(b), (h) and (i)] of the Guarantee and Collateral Agreement have been taken with respect to the items of Collateral described therein, the Lien created under the Security Documents will constitute, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as so defined, in each case prior and superior in right to any other person, other than with respect to Liens permitted by Section 6.02.

(b)     [Reserved].

SECTION 3.20.     Location of Real Property and Leased Premises.

(a)     Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrowers and the Subsidiaries and the addresses thereof. The Borrowers and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)     Schedule 3.20(b) lists completely and correctly as of the Closing Date all material real property leased by the Borrowers and the Subsidiaries and the addresses thereof.

SECTION 3.21.     Accuracy of disclosure regarding Collateral Vessels as of the Closing Date. [Reserved]

SECTION 3.22.     Labor Matters. Except as set forth on Schedule 3.22 or as could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, (a) there are no strikes, lockouts or slowdowns against the Parent or any Subsidiary pending or, to the knowledge of the Parent, threatened, (b) the hours worked by and wages paid to employees of the Parent or the Subsidiaries have not been in violation of the Fair Labor Standards Act and (c) all payments due from the Borrowers or any Subsidiary, or for which any claim may be made against the Borrowers or any Subsidiary, on account of employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or such Subsidiary or otherwise accounted and reserved for in a legal and customary manner.

SECTION 3.23.     Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.24.     Sanctioned Persons. As of the Closing Date, none of the Borrowers or any Subsidiary thereof nor, to the knowledge of the Borrowers, any director, officer, agent or Affiliate of any of the foregoing is currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law; and the Borrowers will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law.

ARTICLE IV

Conditions of Lending

SECTION 4.01.     All Credit Events. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction (or waiver in accordance with Section 9.08) of the conditions set forth in clauses (a) and (b) of Section 2.01 and of each of the following conditions:

(a)     The Administrative Agent shall have received a notice of Borrowing as required by Section 2.03.

(b)     (i) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (or, if a representation or warranty is already qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of the Borrowing of such Loans with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, if a representation or warranty is already qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and (ii) at the time of and immediately after the Borrowing of such Loans, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing that comprises the making of Loans shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 4.01.

SECTION 4.02.     Closing Date. The effectiveness of the Commitments of the Lenders to make Loans hereunder on the Closing Date is subject to the satisfaction of the following conditions:

(a)     The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive or the chief financial officer of the Borrower Agent, confirming compliance with the conditions set forth in Section 4.01(b).

(b)     The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or PDF transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or facsimile or PDF copies) of the Loan Documents identified on Schedule 4(d) and the other certificates, documents and instruments and agreements identified on Schedule 4(d), including any promissory notes requested by a Lender pursuant to Section 2.04(e) payable to the order of each such requesting Lender.

(c)     The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary, Assistant Secretary or authorized manager or director, which shall (A) certify the resolutions of its Board of Directors, Board of Managers, member(s) or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers or managers of such Loan Party authorized to sign (and who will be signing) the Loan Documents to which it is a party and (C) have attached the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws, memorandum and articles of association or operating, management or partnership agreement; and (ii) a long form certificate of good standing, status or compliance, as applicable, for each Loan Party from its jurisdiction of organization (to the extent such concept is relevant or applicable in such jurisdiction).

(d)     The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of [●] and [●], each as special counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(e)     The Lenders and the Administrative Agent shall have received, on or prior to the Closing Date, (i) all Fees and other amounts required under the Engagement Letter or any Loan Document to be paid on or prior to the Closing Date and (ii) reimbursement of all expenses required to be reimbursed or paid under any Loan Document (including the reasonable and documented fees and expenses of legal counsel) and for which invoices have been presented at least one Business Day before the Closing Date.

(f)     The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search report shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)     The Administrative Agent shall have received a satisfactory pay-off letter (or other reasonably satisfactory evidence) for all Indebtedness (other than unmatured contingent obligations) under the Existing Credit Agreement, confirming that all Guarantees thereof will be released, and all Liens thereunder will be terminated concurrently with the payment described therein.

(h)     The Restructuring shall have been consummated.

(i)     The Borrower Agent shall have received cash proceeds (before deduction of related costs and expenses) of at least $50,000,000 from the issuance and sale by it of a like principal amount of preferred equity on terms reasonably acceptable to the Administrative Agent (the “Equity Financing”).

(j)     The Tender Offer shall have been consummated or shall be consummated substantially concurrently with, and on the same day as, the Closing Date.

(k)     The Term Credit Facility Agreement shall have become effective in accordance with its terms.

(l)     Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Agents, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (other than the rights of persons pursuant to Liens permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(m)     The Administrative Agent shall have received evidence of insurance coverage in form, scope and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the applicable terms of the Guarantee and Collateral Agreement and Section 5.02 of this Agreement.

(n)     The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

The Borrowers covenant and agree with each Lender that, from and after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under any Loan Document shall have been paid in full in cash, unless the Required Lenders shall otherwise consent in writing, the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01.     Existence; Compliance with Laws; Businesses and Properties.

(a)     Preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05.

(b)     Take all reasonable action to (i) maintain and preserve the rights, privileges and franchises, including any rights with respect to Intellectual Property, useful and necessary to the conduct of its business; (ii) maintain and preserve such business in substantially the manner in which it is presently conducted and operated; (iii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority; and (iv) maintain and preserve all property useful and necessary to the conduct of such business in good repair, working order and condition (ordinary wear and tear excepted and except, in the case of vessels which are, at any time and from time to time, stacked or laid up) and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02.     Insurance.

(a)     Maintain, with financially sound and reputable insurers or underwriters, insurance on its insurable properties, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of similar reputation in the same or substantially similar businesses operating in the same or substantially similar locations, and, with respect to vessels which are, at any time and from time to time, stacked or laid up, as is customary for stacked or laid up vessels.

(b)     Subject to the Intercreditor Agreement and except as the Administrative Agent may agree, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or name the Administrative Agent as loss payee as their interests may appear, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrowers or the Loan Parties under such policies directly to the Collateral Agent (or, in the case of Term Facility First Priority Collateral and for so long as the Intercreditor Agreement remains in full force and effect, to the collateral agent under the Term Facility Credit Agreement); cause all such policies to provide that neither the Borrowers, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ (or such shorter period as acceptable to the Administrative Agent) prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter period as acceptable to the Administrative Agent) prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, concurrent with the renewal or replacement of any such policy of insurance, a certificate of insurance evidencing such renewed or replaced policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)     [Reserved.]

(d)     Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a certificate of insurance evidencing the coverages provided by such policy or policies.

SECTION 5.03.     Obligations and Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent; provided, however, that such payment and discharge shall not be required (a) so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the relevant Loan Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien or (b) in respect of matters disclosed to the Lenders prior to the Closing Date so long as the relevant Loan Party shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.04.     Financial Statements, Reports, etc. In the case of the Parent, furnish to the Administrative Agent for distribution to each Lender:

(a)     no later than 90 days (or 105 days if later reporting is permitted under SEC Rule 12b-25) after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related audited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Auditors or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception except for a “going concern” or like qualification or exception arising from a breach or anticipated breach of any of the Financial Performance Covenants or financial covenants in the Term Facility Credit Agreement) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)     no later than 45 days (or 50 days if later reporting is permitted under SEC Rule 12b-25) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the Parent’s unaudited consolidated balance sheet and related unaudited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     no later than two Business Days following its delivery to the Administrative Agent of each set of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii)  setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenants;

(d)     as soon as the same become available but in any event within 60 days after the end of each of the Parent’s fiscal years, an annual budget for the following fiscal year which budget shall: (x) include all of the financial information reviewed by the Parent’s board of directors when the budget was presented thereto; (y) be prepared in good faith, on the basis of assumptions believed by the Parent to be reasonable at the time it was prepared, it being understood that the budget by its nature is uncertain and no assurance is given that the budget will be achieved; and (z) be presented to the board of directors of the Parent;

(e)     promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and, upon notice of filing to the Administrative Agent and upon the request of the Administrative Agent, other materials filed by the Parent, the Parent or any Subsidiary with the Securities and Exchange Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)     promptly upon the request the Administrative Agent (for itself or on behalf of any Lender or on behalf of any prospective new Lender), all documentation and other information that the Administrative Agent reasonably requests in order to comply with any Lenders’ ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g)     no later than 45 days (or 50 days if later reporting is permitted under SEC Rule 12b-25) after the end of each first, second or third fiscal quarter, and 90 days after the end of each fiscal year, a report summarizing the current contractual position in relation to the Parent and its Subsidiaries’ fleet of vessels worldwide. Unless otherwise agreed between the Borrowers and the Administrative Agent, the form and content of such report shall be substantially as set out in the Fleet Report Template; and

(h)     promptly, from time to time, such other information regarding the operations and financial condition of the Borrowers or any Subsidiary, as the Administrative Agent may reasonably request.

Information required to be delivered pursuant to this Section 5.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower Agent posts such documents on SyndTrak, IntraLinks or “EDGAR”, the Securities and Exchange Commission’s website (as of the date of this Agreement located at www.sec.gov) or a similar site to which the Lenders have been granted access or the Borrower Agent provides, electronically or otherwise, a link thereto on Parent’s website. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Each set of financial statements delivered under paragraph (a) or (b) above, (1) shall be certified in the manner required in that clause and in the case of a certificate delivered with the financial statements required by paragraph (a) above, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying such financial statements, (2) shall be prepared using GAAP and the accounting practices and financial reference periods consistent with those applied: (w) in the case of the Parent and its Subsidiaries, in the preparation of prior period financial statements, except as otherwise required by GAAP and (x) in the case of any Loan Party, in the preparation of the Original Financial Statements for that Loan Party, unless, in relation to any set of financial statements, the Borrower Agent notifies the Administrative Agent that there has been a change in GAAP or the accounting practices and delivers to the Administrative Agent: (y) a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which the Parent’s Original Financial Statements were prepared; and (z) sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders to determine whether the Financial Performance Covenants have been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Parent’s Original Financial Statements.

SECTION 5.05.     Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of the following:

(a)     any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; and

(b)     the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrowers or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.     Information Regarding Collateral.

(a)     Furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s corporate name, (ii) the jurisdiction of organization or formation of any Loan Party, (iii) any Loan Party’s identity or corporate structure or (iv) any Loan Party’s Federal Taxpayer Identification Number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will promptly be made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)     In the case of the Parent, each year, at the time of delivery or posting of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04, deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

(c)     Furnish to the Administrative Agent an Appraised Value for each of the Collateral Vessels (A) at the expense of the Borrowers, (i) no later than 45 days after the end of each fiscal quarter of the Parent and (ii) within 60 days after a written request by the Administrative Agent (but not more than once between Appraised Values delivered pursuant to the preceding clause (i)) where the Administrative Agent reasonably believes a Default has occurred, and (B) at the expense of the Lenders, on such other occasions as the Agent may reasonably request.

SECTION 5.07.     Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a)     Keep proper books of record and account in which full, true and correct entries in all material respects and in any event in conformity with GAAP or, with respect to Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction, and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such person upon reasonable prior notice and at reasonable times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided that the Borrowers shall reimburse the Administrative Agent for the reasonable expenses incurred by the Administrative Agent in connection with such visit or inspection and provided, further, that unless an Event of Default has occurred and is continuing, such right shall be limited to one time per year.

(b)     Once in every fiscal year, (or more frequently if requested to do so by the Administrative Agent if the Administrative Agent reasonably suspects an Event of Default or Default has occurred and is continuing or may have occurred or may occur), upon request by the Administrative Agent, the chief financial officer of the Borrowers shall give a presentation to the Lenders about the on-going business and financial performance of the Parent and its Subsidiaries.

SECTION 5.08.     Use of Proceeds. Use the proceeds of (a) the Loans made on the Closing Date only for the purposes specified in the introductory statement to this Agreement and (b) any other Loans only for general corporate purposes of the Borrowers and the Subsidiaries, including to finance Permitted Acquisitions and pay related fees and expenses.

SECTION 5.09.     Compliance with Environmental Laws. Except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply, and cause all lessees and other persons occupying its properties to comply, in all respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Borrowers or any Subsidiary shall be required to undertake any remedial or other action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings, including without limitation information discussions with Governmental Authorities in advance of formal proceedings, and any appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.10.     Employee Benefits. Furnish to the Administrative Agent as soon as possible after, and in any event within ten days after (20 days after in the case of a Foreign Benefit Event) any responsible officer of any Borrower or any ERISA Affiliate knows that any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrowers or the Subsidiaries in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of the Borrower Agent setting forth details as to such ERISA Event and the action, if any, that the Borrowers propose to take with respect thereto.

SECTION 5.11.     Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.09 shall have occurred and be continuing for more than 30 days without the Parent or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.     Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrowers will cause any subsequently acquired or organized Domestic Subsidiary (other than an Excluded Subsidiary) that owns a Collateral Vessel promptly to become a Loan Party by executing and delivering the supplements to the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrowers will, at their own cost and expense, promptly (and in the case of any security interests in real property, as soon as is reasonably practicable) secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate in accordance with the applicable Security Documents; provided, however, that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document,

(i)     no control agreement shall be required with respect to any Excluded Account,

(ii)     no security interests shall be required to be pledged or created with respect to any of the following assets or property:

(A)     [any assets located outside of the United States] (it being agreed that each deposit account of any Loan Party shall be deemed to be located within the United States regardless of where the financial institution with respect to such deposit account is organized or located); provided that, for the avoidance of doubt, any Equity Interests in Foreign Subsidiaries held by a Loan Party will be pledged in accordance with the Security Documents,

(B)     any property or asset to the extent that such grant of a security interest is prohibited or effectively restricted by any applicable law or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws,

(C)     (x) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or regulation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law), (y) any assets acquired before or after the Closing Date subject to a Lien permitted by Section 6.02, to the extent that and for so long as such grant would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets or (z) any assets (1) owned on the Closing Date or (2) acquired after the Closing Date with Indebtedness of the type permitted pursuant to Section 6.01(a) or Section 6.01(j), in each case in this clause (z) that is secured by a Lien permitted by Section 6.02 so long as the documents governing such Lien do not permit the pledge of such assets to the Collateral Agent, and

(D)     any assets that the Collateral Agent and the Borrowers may agree to exclude from the Collateral or not perfect the security interest therein if it is reasonably determined by the Collateral Agent that the cost of obtaining or perfecting a security interest is excessive in relation to the benefit afforded by the Secured Parties thereby;

(iii)     no Loan Party shall be required to complete any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States or any State thereof.

Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrowers shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.122. The Borrowers agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

SECTION 5.13.     [Reserved].

SECTION 5.14.     Post-Closing Actions. Complete, within the time provided for in Schedule 5.14 with respect to each action listed on such Schedule 5.14, or such later date as the Administrative Agent shall agree in its reasonable discretion, each of the actions listed on Schedule 5.14.

SECTION 5.15.     Registration of Vessels. Maintain the registration of the Collateral Vessels under the flag indicated in Schedule 3.21, or such other flag (a) as may be determined by the Borrowers in good faith to be necessary (whether as a matter of local law or commercial requirements) to achieve the productive employment of such vessel or (b) otherwise, as requested by the borrower and consented to by the Administrative Agent acting on behalf of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.16.     Classification of Vessels. Ensure that each Collateral Vessel (other than Collateral Vessels which are, at any time and from time to time, stacked or laid up and maintained in accordance with good industry practice for vessels stacked or laid up) maintains the appropriate classification required for the purpose of the relevant trade of such Collateral Vessel which shall be with the American Bureau of Shipping or such other society as may be acceptable to the Administrative Agent (acting reasonably), in each case, free from any overdue recommendations and conditions affecting the class of that Collateral Vessel.

ARTICLE VI

Negative Covenants

The Borrowers covenant and agree with each Lender that, from and after the Closing Date, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than indemnification and contingent obligations for which no claim has been made) payable under any Loan Document have been paid in full in cash, unless the Required Lenders shall otherwise consent in writing, the Borrowers will not, nor will it cause or permit any of the Subsidiaries to do any of the following, provided, that notwithstanding any provision in this Agreement, any Loan Party may enter into any vessel charter of any kind (including without limitation a bareboat charter) or vessel management agreement of any kind as may be required or deemed advisable to comply with local laws or customs pertaining to the ownership, operation or use of a vessel in a particular jurisdiction, provided: (a) the vessel subject to such charter or agreement is not a Collateral Vessel; or (b) if the vessel subject to such charter or agreement is a Collateral Vessel, that (i) such charter or agreement is on arm’s length terms, (ii) except as otherwise permitted hereinafter in connection with investments in joint ventures, Foreign Subsidiary Holding Companies or Foreign Subsidiaries permitted under Section 6.04, ownership of the Collateral Vessel is not transferred from the Loan Party and (iii) except as otherwise permitted hereinafter in connection with investments in joint ventures, Foreign Subsidiary Holding Companies or Foreign Subsidiaries permitted under Section 6.04, the value and priority of Liens of the Secured Parties on, or the ability of the Collateral Agent to exercise powers and remedies in relation to, the Collateral is not in any way prejudiced by the terms of the relevant agreement (except for the procedural aspects of exercising secured creditors’ rights against collateral in possession of a charter party):

SECTION 6.01.     Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness existing or pursuant to facilities existing on the Closing Date and set forth, or described, on Schedule 6.01(a);

(b)     Indebtedness created hereunder and under the other Loan Documents;

(c)     Indebtedness under the Term Facility Credit Agreement in an aggregate principal amount at any time not to exceed the greater of (i) $100,000,000 plus all interest and fees accrued thereon;

(d)     Indebtedness outstanding under that certain Indenture dated as of March 12, 2012 (the “Indenture”) between the Parent and US Bank National Association, as trustee for the Parent’s 6.375% senior notes due 2022 in an aggregate principal amount at any time not to exceed the amount outstanding immediately following consummation of the Tender Offer;

(e)     Indebtedness under the DNB Facility in an aggregate principal amount at any time not to exceed NOK 600,000,000;

(f)     Indebtedness under any other debt facility, commercial paper facilities or debt issuance, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against receivables), letters of credit or debt issuances, in each case, as amended, extended, renewed, restated, refinanced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time in an aggregate principal amount at any time not to exceed (A) the greater of (i) $350,000,000 and (ii) 25% of Tangible Assets minus (B) the sum of Indebtedness outstanding at such time and permitted hereunder pursuant to the preceding clauses (b) to (e); provided, that such Indebtedness of any Foreign Subsidiaries shall not exceed $50,000,000 in aggregate principal amount at any time;

(g)     additional unsecured Indebtedness of any Loan Party or and any of their respective Subsidiaries not otherwise permitted pursuant to this Section 6.01; provided, that (i) the maturity date for such Indebtedness shall occur no earlier than the date six months after the Maturity Date, and (ii) the principal amount of such Indebtedness shall not be required by its terms to amortize by more than 2% during any twelve month period prior to the Maturity Date (excluding the effect of put rights, required tenders for such Indebtedness or other repayments or prepayments required upon the occurrence of a contingency (such as, by way of example and not by way of limitation, an event of default, the destruction of assets or a change of control));

(h)     intercompany Indebtedness of the Parent and its Subsidiaries to the extent permitted by Section 6.04;

(i)     Guarantees by a Loan Party or and any of their respective Subsidiaries of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of a Loan Party or any of their respective Subsidiaries provided that the Indebtedness guaranteed is permitted to be incurred under this Agreement;

(j)     Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets within 90 days after the acquisition thereof; provided that:

(i)     such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; and

(ii)     to the extent such Indebtedness is on terms whereby the creditor has recourse beyond only the fixed or capital assets being financed, such Indebtedness shall not exceed 7.5% of Tangible Assets at any time;

(k)     [reserved];

(l)     Indebtedness in respect of Swap Agreements permitted pursuant hereto;

(m)     Indebtedness of Loan Party or and any of their respective Subsidiaries in respect of letters of credit constituting reimbursement obligations;

(i)     with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations, or

(ii)     obtained in the ordinary course of business so long as the aggregate amount of the reimbursement obligations (contingent or otherwise) in respect thereof is expressly limited to $7,000,000;

(n)     Indebtedness of a Loan Party or and any of their respective Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(o)     Indebtedness of a Loan Party or and any of their respective Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p)     Indebtedness of a Loan Party or and any of their respective Subsidiaries representing deferred compensation to employees of a Loan Party or and any of their respective Subsidiaries incurred in the ordinary course of business;

(q)     Indebtedness of a Loan Party or any of their respective Subsidiaries incurred in connection with any acquisition consisting of obligations in respect of indemnification, the adjustment of the purchase price or similar adjustments;

(r)     Indebtedness incurred by a Loan Party or and any of their respective Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts (to the extent constituting Indebtedness hereunder);

(s)     Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations of a Loan Party or any Subsidiary thereof contained in supply arrangements, in each case, in the ordinary course of business;

(t)     Permitted Subordinated Indebtedness in an aggregate principal amount at any time not to exceed $5,000,000, so long as the relevant parties are each party to an intercreditor agreement subordinating such indebtedness to the Indebtedness arising under the Loan Documents;

(u)     other Indebtedness of the Parent or any Subsidiary thereof, in an aggregate principal amount at any time outstanding pursuant to this Section 6.01 not in excess of $5,000,000;

(v)     all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above;

(w)     (i) Indebtedness owing by any Loan Party to any other Loan Party and (ii) Indebtedness owing by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and

(x)     any extensions, renewals, refinancings and replacements of the Indebtedness permitted to be incurred under Sections 6.01(c), (d), (e), (f), (g), (j) and (k) (the Indebtedness being extended, renewed, refinanced or replaced being referred to herein as the “Refinanced Indebtedness”; and the Indebtedness incurred under this Section 6.01(x) being referred to herein as “Permitted Refinancing Indebtedness”); provided that (i) the principal amount of the Refinanced Indebtedness is not increased (except by an amount equal to the accrued interest and premium on such Refinanced Indebtedness, or other amounts paid, and fees and expenses and any original issue discount incurred, in connection with such extension, renewal, refinancing or replacement and by an amount equal to any existing commitment unutilized thereunder and as otherwise permitted under the applicable clause of this Section 6.01 prior to the incurrence of such Permitted Refinancing Indebtedness), (ii) the final maturity date of the Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Refinanced Indebtedness and (y) 90 days after the Maturity Date, (iii) the average life to maturity of the Permitted Refinancing Indebtedness as of such incurrence date is greater than or equal to the lesser of (x) the then remaining weighted average life to maturity of the Refinanced Indebtedness and (y) the weighted average life to maturity of the Loans, (iv) if the Refinanced Indebtedness is subordinated to the Obligations, the Permitted Refinancing Indebtedness is subordinated to the Obligations on terms not materially less favorable to the Lenders, (v) the obligors in respect of the Refinanced Indebtedness are the only obligors on the Permitted Refinancing Indebtedness (unless each such subsequent obligor would have been required to be an obligor of the Refinanced Indebtedness or is a Loan Party or, in the case of Refinanced Indebtedness of a non-Loan Party, such subsequent obligor is not a Loan Party) and (vi) in the case of Permitted Refinancing Indebtedness in respect of Indebtedness under the Term Facility Credit Agreement (and any Permitted Refinancing Indebtedness in respect thereof), such refinancing is permitted under the Intercreditor Agreement.

SECTION 6.02.     Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it, except:

(a)     Liens imposed by law for Taxes, assessments or governmental charges which are not delinquent for a period of more than 60 days or are being contested in compliance with Section 5.03 or which are imposed solely as a result of the failure of a member (other than the Borrowers and the Subsidiaries) of a Tax Group to timely pay Taxes imposed on it, or such Tax Group’s income or gains;

(b)     Permitted Vessel Security and any other Lien created under the Loan Documents;

(c)     Liens securing Indebtedness incurred pursuant to Section 6.01(c) and Permitted Refinancing Indebtedness in respect thereof;

(d)     Liens securing Indebtedness incurred pursuant to Section 6.01(e) and Permitted Refinancing Indebtedness in respect thereof;

(e)     any Lien existing on the Closing Date and set forth on Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Closing Date and Permitted Refinancing Indebtedness in respect thereof;

(f)     any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary thereof or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(g)     Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary (including any such assets made the subject of a Capital Lease Obligation); provided that (i) such Liens secure Indebtedness permitted by Section 6.01(j), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Parent or any Subsidiary (other than insurance thereon and other proceeds of such capital assets);

(h)     Liens on property of any Foreign Subsidiary, or Liens on the Equity Interests of any Foreign Subsidiary, in each case for purposes of securing Indebtedness of such Foreign Subsidiary (or guarantees of such Indebtedness);

(i)     [reserved];

(j)     Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any Subsidiary in the ordinary course of business or (iv) arising under or pursuant to banking relationships;

(k)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(l)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, and bailment, storage or similar arrangements in each case entered into in the ordinary course of business;

(m)     Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced and proceeds thereof;

(n)     Liens (i) attaching to advances to a seller of any property to be acquired, (ii) consisting of an agreement to dispose of property and (iii) on cash earnest money deposits in connection with mergers or consolidations permitted under Section 6.05 and Permitted Acquisitions and joint ventures permitted under Section 6.04;

(o)     Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto;

(p)     Any sale or assignment of accounts receivable permitted hereby other than any accounts receivable relating to the Collateral Vessels;

(q)     Licenses, sublicenses, leases or subleases granted to third persons in the ordinary course of business of the Parent or any of its Subsidiaries;

(r)     Any lien, interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease not prohibited by this Agreement;

(s)     Liens arising under Environmental Laws which (i) are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) arise by operation of law (and not as a result of any grant or consent by the Parent or any Subsidiary) to secure performance by the Parent or its Subsidiaries of remediation activity, so long as the Parent and its Subsidiaries are in compliance with all requirements applicable to such remediation activity;

(t)     In the case of Equity Interests issued by a joint venture or a wholly-owned Subsidiary, any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is also an investor in such joint venture or Subsidiary and, in the case of Equity Interests issued by a joint venture or Subsidiary, any call or similar right on any nominee, trust or directors’ qualifying shares or similar arrangements designed to satisfy requirements of applicable local laws;

(u)     Cash collateral provided on customary terms securing payment or reimbursement obligations in respect of Swap Agreements described in Section 6.01(l) or letters of credit described in Section 6.01(m);

(v)     (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies and (iii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Parent or any of its Subsidiaries to support the payment of the items set forth in clauses (i) and (ii) of this clause (v);

(w)     (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (ii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (iii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Parent or any of its Subsidiaries to support the payment of items set forth in clause (i) of this clause (w);

(x)     judgment liens in respect of judgments or attachments that do not constitute an Event of Default under Section 7.01(i) and pre-judgment Liens created by or existing from any litigation or legal proceedings that are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, for which adequate reserves have been made to the extent required by GAAP, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default under Section 7.01(i);

(y)     easements, zoning restrictions, rights-of-way, restrictive covenants, irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(z)     Liens securing Swap Arrangements entered into for the purpose of hedging economic risks, and not for the purpose of speculation; and

(aa)     Liens not otherwise permitted by this Section 6.02 securing obligations and Indebtedness in an aggregate amount not in excess of $5,000,000 at any time outstanding with respect to the Parent and its Subsidiaries.

Provided that notwithstanding the foregoing, (i) no Lien or other security over the Collateral Vessels shall be created or allowed to subsist other than Permitted Vessel Security and Liens permitted pursuant to clause (c) above (provided, in the case of Liens permitted pursuant to clause (c) above, that such Liens shall at all times be subject to the Intercreditor Agreement); (ii) no consensual Liens shall be created or permitted to exist on Equity Interests that constitute Collateral other than pursuant to clause (a), (b) or (c) above (provided, in the case of Liens permitted pursuant to clause (c) above, that such Liens shall at all times be subject to the Intercreditor Agreement).

SECTION 6.03.     [Reserved].

SECTION 6.04.     Investments. Purchase, hold or acquire any Equity Interests in or any division or line of business, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a)     (i) investments by the Parent and the Subsidiaries existing on the Closing Date in the Equity Interests of the Subsidiaries and (ii) additional investments by the Parent and the Subsidiaries in the Equity Interests of the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary or Foreign Subsidiary Holding Company referred to therein) and (B) the aggregate amount of investments made after the Closing Date by the Loan Parties in, and loans and advances made after the Closing Date by Loan Parties to, non-Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $5,000,000 at any time outstanding; provided, further, that no vessels shall be transferred pursuant to this clause (a).

(b)     investments in cash and Permitted Investments;

(c)     loans or advances made by the Parent to any Subsidiary and made by any Subsidiary to the Parent or any other Subsidiary; provided that (i) any such loans and advances of principal amount exceeding $500,000 made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to non-Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d)     investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)     Equity Interests acquired as a result of a foreclosure by any Loan Party with respect to any secured transaction or other transfer of title with respect to any secured transaction in default;

(f)     the Parent and the Subsidiaries may enter into Swap Agreements that are not speculative in nature and are (i) interest rate hedging agreements, commodity price protection agreements or foreign currency exchange rate hedge agreements in the ordinary course of business or (ii) related to income derived from foreign operations of the Parent or any Subsidiary or otherwise related to purchases from foreign suppliers;

(g)     the Parent or any Subsidiary may purchase, lease or otherwise acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a person (such acquired assets, line of business or Equity Interests being referred to herein as the “Acquired Entity or Business”); provided that (i) the Acquired Entity or Business shall be in a Similar Business; and (ii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Parent would be in compliance with the Financial Performance Covenants as of the most recently completed Test Period, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this clause (g) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the Acquired EBITDA of the Acquired Entity or Business is either positive or projected to be positive within 12 months of the date of the proposed Permitted Acquisition on a pro forma basis; and (D) the Borrower Agent shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent (any acquisition of an Acquired Entity or Business meeting all the criteria of this clause (g) being referred to herein as a “Permitted Acquisition”);

(h)     investments existing or contemplated as of the Closing Date or made pursuant to a binding commitment in effect on the Closing Date and, in each case, listed on Schedule 6.04 or any extensions, renewals or replacements thereof;

(i)     loans and advances to officers or employees of any Loan Party in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $10,000 at any time outstanding;

(j)     Guarantees permitted by Section 6.01(i);

(k)     lease, utility and other deposits or advances in the ordinary course of business;

(l)     cash earnest money deposits made in connection with Permitted Acquisitions or other investments permitted by this Section 6.04;

(m)     investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers, including extensions of credit in the nature of accounts receivable or notes receivable and Equity Interests of any such customers issued to the Parent or any Subsidiary in consideration for goods provided and/or services rendered;

(n)     acquisitions of, investments in, and loans and advances to, joint ventures or Subsidiaries, consisting of the contribution of a vessel, if determined by the Parent in good faith to be necessary (whether as a matter of local law or commercial requirements) to achieve the productive employment of such vessel; provided that (i) the aggregate fair market value (determined by appraisal), that is invested, loaned or advanced pursuant to this clause (n) on or after the Closing Date (determined without regard to any write-downs or write-offs of such investments, loans or advances) does not at any time outstanding exceed the sum of $50,000,000 based on the valuation at the date of such transaction and (ii) at the time of such transaction, both before and after giving effect thereto, the Parent would be in compliance with Section 6.11 as of the last day of the most recently completed Test Period (or, at any time prior to June 30, 2017, would have been in compliance as of the last day of the most recently completed Test Period with such ratio had such ratio been in effect at 1.50 to 1.00) as if such transaction had occurred as of the first day of such period;

(o)     investments in the Parent or any Subsidiary arising as a result of the customary operation of a consolidated cash management system in the ordinary course of business (it being agreed that the financing, acquisition or disposition of vessels and the investment of the proceeds therefrom shall be deemed not to be in the ordinary course of business);

(p)     investments of the proceeds of Asset Sales and other dispositions to purchase, construct or improve vessels or other assets useful in the conduct of the business of the Loan Parties or any Similar Business;

(q)     investments by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties;

(r)     Other investments not exceeding $100,000 in aggregate; and

(s)     investments of any person existing, or made pursuant to binding commitments in effect, at the time such person becomes a Subsidiary or consolidates, amalgamates or merges with the Parent or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments and commitments were not made in contemplation of such person becoming a Subsidiary or of such consolidation, amalgamation or merger.

SECTION 6.05.     Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)     Merge into, amalgamate or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Parent or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or line of business of such person, except that (i) the Parent and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any Subsidiary may merge or amalgamate or consolidate with or transfer all or substantially all of its assets to the either of the Borrowers in a transaction in which one of the Borrowers is the surviving corporation, (y) any Subsidiary may merge into or amalgamate or consolidate with or transfer all or any substantial part of its assets to any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no person other than one or more of the Borrowers or a Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Parent and the Subsidiaries may make Permitted Acquisitions and other investments permitted by Section 6.04.

(b)     Make any Asset Sale otherwise permitted under paragraph (a) above, unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $50,000,000 in any fiscal year; provided that, (x) in the case of any Asset Sale of a Collateral Vessel (or any charter arrangements or similar agreements relating thereto), (I) the Borrower Agent shall give reasonable advance notice to the Administrative Agent of the intention of Parent or any Subsidiary to make such Asset Sale and (II) such Asset Sale shall be conducted on arms’ length terms for an amount not less than the fair market value of the Collateral Vessel so disposed of, as reasonably determined in good faith by the Parent’s board of directors and (y) to the extent the applicable asset does not constitute Term Facility First Priority Collateral, (A) the Net Cash Proceeds of such Asset Sale shall be applied in accordance with Section 2.13 and (B) following such application, the Parent shall be in compliance with Section 6.10 on a pro forma basis.

SECTION 6.06.     Restricted Payments; Restrictive Agreements.

(a)     Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i)     any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii)     so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Parent may repurchase its Equity Interests owned by employees of the Parent or the Subsidiaries or make payments to employees of the Parent or the Subsidiaries in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,500,000 in any fiscal year; provided that such amount shall be increased by (A) the unused amount for the immediately preceding fiscal year less (B) the unused amount carried forward to such preceding fiscal year;

(iii)     [reserved]; and

(iv)     so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent or any Subsidiary may make additional Restricted Payments in an aggregate amount that does not exceed $5,000,000.

(b)     Enter into, incur or permit to exist after the Closing Date any agreement or other arrangement that restricts or imposes any condition upon (i) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Subsidiary or the ability of any Subsidiary Guarantor to Guarantee the Obligations; provided that

(A)     the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document;

(B)     the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of the Parent or any Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder;

(C)     the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(D)     restrictions imposed by any Governmental Authority;

(E)     clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(F)     clause (i) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof;

(G)     the foregoing shall not apply to restrictions and conditions contained in the Term Facility Credit Agreement or the other Term Facility Loan Documents; provided that such restrictions and conditions are no more onerous than those set forth in the Term Facility Loan Documents in effect on the Closing Date;

(H)     the foregoing shall not apply to restrictions and conditions contained in the Indenture; provided that such restrictions and conditions are no more onerous than those set forth in the Indenture in effect on the Closing Date;

(I)     the foregoing shall not apply to any other contractual restrictions or conditions in effect on the Closing Date and set forth on Schedule 6.06(b);

(J)     the foregoing shall not apply to any agreement or other instrument of a person acquired by the Borrowers or any Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or in connection therewith), which restriction or condition is not applicable to any person or the properties or assets of any person, other than the person and its Subsidiaries, or the property or assets of the person and its Subsidiaries, so acquired or after-acquired property as a result of restrictions or conditions existing at the time of such acquisition;

(K)     the foregoing shall not apply to customary provisions in joint venture agreements, shareholder agreements and similar agreements applicable to joint ventures and other non-wholly owned entities; and

(L)     the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (A) through (K) above, provided that the restrictions and conditions described by the foregoing clauses (i) and (ii) contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Parent no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.

provided, further, that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Equity Interests shall not be deemed a restriction on the ability to make distributions on Equity Interests.

SECTION 6.07.     Transactions with Affiliates. Except as set forth on Schedule 6.07, and except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Parent or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) [reserved]; (c) the Parent or any Subsidiary may make any Restricted Payment permitted by Section 6.06; (d) the Parent or any Subsidiary may make any investment not prohibited by this Agreement; (e) the Borrowers or any Subsidiary may engage in any transaction pursuant to which Parent or any wholly owned subsidiary of Parent will provide the Parent and the Subsidiaries at their request and at the cost to Parent or such wholly owned Subsidiary with certain allocated services to be purchased from third party providers, such as legal and accounting services, insurance coverage and other services; (f) the Parent or any Subsidiary may engage in the Transactions; (g) the Parent and any Subsidiary may engage in any transaction in the ordinary course of business between the Parent or a Subsidiary and its own employee stock option plan that is approved by the Parent or such Subsidiary in good faith; (h) the Parent or any Subsidiary may engage in mergers, consolidations, amalgamations, liquidations, dissolutions and transfers of assets not prohibited by this Agreement; (i) the Parent or any Subsidiary may engage in good faith in any transaction with any of their respective Affiliates which provides for shared services and/or facilities arrangements that the Parent determines to be in the best interests of the Borrowers and the Subsidiaries taken as a whole and which provides cost savings and/or other operational efficiencies to the Parent and the Subsidiaries, taken as a whole; (j) the Parent or any wholly owned Subsidiary may engage in transactions with any wholly owned Subsidiary that are consistent with past practice and that the Parent determines to be in the best interests of the Borrowers and the Subsidiaries, taken as a whole; (k) compensation and reimbursement of expenses of executives, officers and directors and (l) any such transaction (or series of related transactions) that has a value of less than $1,000,000.

SECTION 6.08.     Business of the Borrowers and Subsidiaries. Engage at any time in any business or business activity other than a Similar Business.

SECTION 6.09.     Other Indebtedness.

(a)     Permit any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Parent or any of the Subsidiaries (other than the Term Facility Credit Agreement and the other Term Facility Loan Documents) is outstanding if the effect of such waiver, supplement, modification or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to the Parent and the Subsidiaries, taken as a whole, or the Lenders; provided that nothing in this Section 6.09(a) shall prohibit the refinancing, replacement, extension or other similar modification of any Indebtedness to the extent otherwise permitted by Section 0.

(b)     Optionally prepay, redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, prior to the scheduled maturity or payment thereof, the principal amount of any subordinated Indebtedness (other than (i) intercompany Indebtedness permitted hereunder, (ii) Indebtedness of the type described in clause (e) of the definition of such term and (iii) any other Indebtedness with the proceeds of any Indebtedness permitted to be incurred and used for such purpose pursuant to Section 0).

SECTION 6.10.     Minimum Liquidity. Beginning with the fiscal quarter ending June 30, 2017, permit Liquidity to be less than $25,000,000 as of the last day of any fiscal quarter.

SECTION 6.11.     Collateral Coverage Ratio. Beginning with the fiscal quarter ending September 30, 2017, permit the ratio of (i) the aggregate Appraised Value of the Collateral Vessels to (ii) the aggregate principal amount of Loans outstanding under this Agreement at such time, as of the last day of each fiscal quarter set forth below, to be less than the ratio set forth for such fiscal quarter below:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2017	—	1.5:1	1.5:1	1.75:1
2018	1.75:1	2:1	2:1	—

SECTION 6.12.     Fiscal Year. Change their fiscal year-end to a date other than December 31.

SECTION 6.13.     Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

SECTION 6.14.     Certain Changes. The Parent agrees not to effect or permit any change referred to in Section 5.06(a) unless all filings have been made or will promptly be made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (each an “Event of Default”):

(a)     any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any certificate furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect (or, where a representation or warranty is already qualified by materiality or Material Adverse Effect, in any respect) when so made, deemed made or furnished;

(b)     default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)     default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)     default shall be made in the due observance or performance by the Parent or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

(e)     default shall be made in the due observance or performance by the Borrowers or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower Agent;

(f)     (i)  the Parent or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement pursuant to which such Indebtedness was created, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both but after giving effect to any applicable cure period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or casualty or condemnation event with respect to, the property or assets securing such Indebtedness; provided that this paragraph (f) shall not apply to any Immaterial Subsidiary;

(g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent or any Subsidiary, or of a substantial part of the property or assets of the Parent or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of the property or assets of the Parent or a Subsidiary or (iii) the winding-up or liquidation of the Parent or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; provided that this paragraph (g) shall not apply to any Immaterial Subsidiary;

(h)     the Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of the property or assets of the Parent or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; provided that this paragraph (h) shall not apply to any Immaterial Subsidiary;

(i)     one or more judgments shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Parent or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $7,500,000 (to the extent not adequately covered by insurance proceeds as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Administrative Agent) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect; provided that this paragraph (i) shall not apply to any such judgment solely affecting an Immaterial Subsidiary;

(j)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Parent and/or the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(k)     any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms or in accordance with the other terms of this Agreement or another Loan Document), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)     (i) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Parent or any other Loan Party not to be, a valid, perfected (except as otherwise provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority relates to Collateral with an aggregate fair market value of less than $5,000,000 and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy or (ii) the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder;

(m)     there shall have occurred a Change in Control; or

(n)     the Parent or any Subsidiary shall take any corporate action that has the effect of impairing the benefit to the Secured Parties of the Restructuring or any security interest created in connection therewith, then, and in every such event (other than an event with respect to the Parent described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, the Exit Fee, any other unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Parent described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, the Exit Fee, any other unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. If the Obligations are accelerated for any reason, including, without limitation, as a result of any Event of Default described in described in paragraph (g) or (h) above, the Exit Fee shall be immediately due and payable, regardless of whether such Obligations are or were voluntarily or involuntarily prepaid, satisfied or otherwise discharged, and shall constitute part of the Obligations. If the Term Loans are accelerated or otherwise become due and payable pursuant to this Article VIII, including, without limitation, as a result of any Event of Default described in described in paragraph (g) or (h) above, the Exit Fee shall be immediately due and payable on such Term Loans and such Exit Fee shall equal the Exit Fee calculated on the date of any payment as if, as the case may be, (x) such acceleration was a prepayment of the Term Loans in full or (y) the entire outstanding principal amount of such Term Loans became due and payable as if such event was a prepayment of the Term Loans in full.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (a) execute any and all documents with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (b) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender, and the Agents agree to take such actions or exercise such other rights or remedies provided for under any of the Loan Documents or applicable law, in each case at the direction of the Required Lenders. The Lenders acknowledge that the Administrative Agent may also act as the administrative agent for the lenders under the Term Facility Credit Agreement. Each Lender (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) acknowledges that the Collateral Agent will enter into the Intercreditor Agreement, and hereby authorizes the Collateral Agent or the Administrative Agent, as applicable, to enter into (and be a party to) the Intercreditor Agreement and any documents related thereto (including any amendments to the Security Documents) on behalf of itself, such Lender and other holders of Obligations, in each case as the Collateral Agent or the Administrative Agent, as applicable, shall determine to be appropriate to cause the applicable Indebtedness, and the obligations related thereto, to be secured and not prohibited hereunder without any further consent, authorization or other action by any Lender.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Parent or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Parent or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower Agent (which approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof (subject, in the case of the Collateral, to the provisions of the Intercreditor Agreement). In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

ARTICLE IX

Miscellaneous

SECTION 9.01.     Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)     if to the Borrowers, the Borrower Agent or any other Loan Party, to GULFMARK OFFSHORE, INC., 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024, Attention of Cindy Muller, General Counsel (email cindy.muller@gulfmark.com) with a copy to Norton Rose Fulbright US LLP at 1301 McKinney, Suite 5100, Houston, Texas 77010, Attention: Josh Agrons (email josh.agrons@nortonrosefulbright.com)r;

(b)     if to the Administrative Agent, to [●] at [●], Fax: [●], email: [●];

(c)     if to the Collateral Agent, to [●] at [●], Fax: [●], email: [●]; and

(d)     if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Borrowers hereby agree, unless directed otherwise by the Administrative Agent, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by (i) transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent or (ii) making such information available as described in the last paragraph of Section 5.04.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Borrowers hereby agree that, at the request of the Administrative Agent, (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either (A) solely containing information of a type that would reasonably be expected to be publicly available if the Borrowers were both public reporting companies or (B) not material with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower Agent notifies the Administrative Agent in writing (including by email) promptly prior to their intended distribution after the Borrowers have had a reasonable opportunity to review such Borrower Materials that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes that have occurred in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S OR ITS RELATED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above or as provided in Section 5.04 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.     Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding (other than indemnification and contingent obligations for which no claim has been made) and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03.     Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.     Successors and Assigns.

(a)     Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)     Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) no such consent shall be required for an assignment made to another Lender or to an Affiliate or a Related Fund of a Lender, (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans; provided that such minimum amount shall be aggregated for two or more simultaneous assignments to or by two or more Related Funds), (iii) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced at the sole discretion of the Administrative Agent) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain non-public material information about the Loan Parties and their Related Parties or their respective securities) and all applicable tax forms may be delivered). Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, that no assignee shall be entitled to receive any greater amount pursuant to Section 2.20 than that to which the assignor would have been entitled to receive had no such assignment occurred.

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any lien or other adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Parent or any Subsidiary or the performance or observance by the Parent or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)     The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its principal offices, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)     Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers, to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)     Each Lender may without the consent of the Borrowers or the Administrative Agent sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if they were Lenders (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant, unless the sale of the participation to such Participant is made with the Borrower Agent’s prior written consent) and (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing one or more Guarantors (other than in connection with the sale of such Guarantor(s) in a transaction permitted by Section 6.05) representing all or substantially all of the value of the Guarantees of the Obligations or all or substantially all of the Collateral).

(g)     Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any Information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that, prior to any such disclosure of Information, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such Information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.

(h)     Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the Commitment of, and principal amount of the Loans owing to, each Participant under the Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that (i) such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (ii) such Participant is an Eligible Assignee. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)     Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j)     [Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.]

(k)     The Borrowers shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(l)     Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 9.05.     Expenses; Indemnity.

(a)     The Borrowers agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates (each, an “Indemnified Person”), including the reasonable fees, charges and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP (together with local and special counsel as necessary) in connection with (A) the syndication and distribution (including via the internet or through a service such as Intralinks) of the Credit Facilities provided for herein and (B) the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents, whether or not the transactions contemplated hereby or thereby shall be consummated; provided that any legal fees and expenses shall be limited to the fees and expenses of (w) one counsel for all Indemnified Persons taken as a whole, (x) a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction, (y) any special counsel the Administrative Agent determines to be necessary for all Indemnified Persons taken as a whole and (z) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of Indemnified Persons similarly situated, and (ii) all out-of-pocket expenses incurred by the Agents, the Lenders and their respective Affiliates (including fees, disbursements and other charges of a single law firm as counsel (and additional law firms in cases where an actual or potential conflict of interest exists) (together with local counsel as necessary)) in connection with the enforcement, collection or protection of any such party’s rights in connection with the Loan Documents, including rights under this Section 9.05, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or in connection with investigating or defending any of the matters described in clause (iv) of paragraph (b).

(b)     The Borrowers agree to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of a single law firm (and additional law firms in cases where an actual or potential conflict of interest exists) (together with local counsel as necessary) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrowers or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or any Related Party or (B) result from any proceeding that does not involve an act or omission by the Borrowers or any of the Subsidiaries and that is brought by an Indemnitee against any other Indemnitee, other than any proceeding by or against any Indemnified Party in its capacity or in fulfilling its role as the Administrative Agent. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)     To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)     The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable within ten days after written demand therefor.

SECTION 9.06.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.     Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.     Waivers; Amendments.

(a)     No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice of knowledge of such Default at the time.

(b)     Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or waive, decrease or extend the date for payment of any amounts payable pursuant to Section 2.12(c) to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release one or more Guarantors (other than in connection with the sale of such Guarantor in a transaction not prohibited by this Agreement) representing all or substantially all of the value of the Guarantees hereunder or all or substantially all the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.

(c)     Notwithstanding anything to the contrary in this Section 9.08, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of any of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

SECTION 9.09.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.     Entire Agreement. This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof (including (i) the Recapitalization Support Agreement and (ii) the Revolver Support Agreement dated as of October 27, 2016, each by and among the Borrowers and MFP Investors LLC and Franklin Mutual Advisers, LLC, as investment manager on behalf of certain funds and account) is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.     Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14.     Jurisdiction; Consent to Service of Process.

(a)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or their properties in the courts of any jurisdiction.

(b)     The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.15.     Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates or any or its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, including any numbering, administration and settlement service providers (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the recipient agrees to be responsible for any breach of this Section that results from the actions or omissions of its representatives), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrowers or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15. The recipient agrees it will notify the Administrative Agent and the Borrower Agent in advance to the extent reasonably practicable of any disclosure referred to in clauses (b), (c) or (d) above (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process. For the purposes of this Section 9.15, “Information” shall mean all information received from the Borrowers and related to the Borrowers or their businesses, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers or is otherwise identified by the Borrowers as non-confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Subject to the review and consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed), the Administrative Agent or any Lender may publish a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

SECTION 9.16.     Release of Collateral and Guarantees.

(a)     All security interests and Liens granted or created under the Security Documents shall automatically terminate when all the Obligations (other than indemnification and contingent obligations for which no claim has been made) have been paid in full and the Lenders have no further commitment to lend under this Agreement (notwithstanding that any other Obligations remain outstanding).

(b)     A Subsidiary Guarantor shall automatically be released from its obligations under the Security Documents and all security interests and Liens granted or created thereunder in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary or, upon the Borrower Agent’s written request, becomes an Excluded Subsidiary.

(c)     Upon any sale or other transfer by any Loan Party of any Collateral that is not prohibited by this Agreement to any person that is not a Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the security interest or Lien granted under the Security Documents in any Collateral pursuant to Section 9.08, the security interests and Liens in such Collateral shall be automatically released.

(d)     In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all Uniform Commercial Code termination statements and other documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.16 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 9.05(a), the Borrowers shall reimburse the Collateral Agent upon demand for all reasonable and documented costs and out of pocket expenses, including the reasonable and documented fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 9.16.

SECTION 9.17.     USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.